Release:    February 14, 2017

Canadian Pacific Railway Limited declares dividend

Calgary, AB – The Board of Directors of Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today declared a quarterly dividend of $0.50 per share on the outstanding Common Shares.

The dividend is payable on April 24, 2017 to holders of record at the close of business on March 31, 2017, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
Tel: 403-319-3591
investor@cpr.ca